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                                                                   EXHIBIT T3A-9

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              PIONEER (EAST), INC.

            Pioneer (East), Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         A. The name of the Corporation is Pioneer (East), Inc.

         B. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on the 5th day of June, 1996.

         C. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 303 of the General Corporation Law of the State of Delaware (the "DGCL").

         D. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

            FIRST: The name of the Corporation is Pioneer (East), Inc.

            SECOND: The address of its registered office in the State of Delaware is 900 Market Street, Suite 200, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is Griffin Corporate Services, Inc.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL; provided that the Corporation's activities shall be confined to the management and maintenance of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner to qualify for exemption from income taxation under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

            FOURTH: The Corporation shall have authority to issue One Thousand (1,000) shares of common stock, par value of One Cent ($.01) per share.

            FIFTH: Notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

            SIXTH: The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permissible by law.


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            SEVENTH: The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or to stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the directors derived any improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the Corporation, consider the effects of any actions upon employees, suppliers and customers of the Corporation communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. In addition, the personal liability of the directors shall further be limited to the fullest extent permitted by any future amendments to Delaware law.

            EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the by-laws of the Corporation. The directors need not be elected by ballot unless required by the by-laws of the Corporation.

            NINTH: Meetings of the stockholders may be held within or without the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the DGCL) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

            TENTH: In the furtherance and not in limitation of the objects, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

            ELEVENTH: The Corporation reserves the right to amend or repeal any provision contained in the Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to the reservation.

            TWELFTH: The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation income tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or
(ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.


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                  IN WITNESS WHEREOF, the Corporation has caused this
certificate to be signed by _______________________, its Chairman of the Board, and _________________________, its Assistant Secretary, this ____ day of ______________________, 2001.

                                         BY:
                                            ------------------------------------

                                            ------------------------------------
                                            Chairman of the Board

ATTEST:
       -----------------------------

       -----------------------------
       Assistant Secretary


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